Exhibit 10.1
Execution Copy

CREDIT AGREEMENT
dated as of March 27, 2008
among
SPSS INC.,
as the Company and as a Borrower,
ALL SUBSIDIARIES PARTY HERETO AS A BORROWER,
and
LASALLE BANK NATIONAL ASSOCIATION,
as Lender

TABLE OF CONTENTS

SECTION 1 DEFINITIONS; CURRENCIES	1

1.1 Definitions	1
1.2 Other Interpretive Provisions	14
1.3 Additional Alternative Currencies	15
1.4 Exchange Rates; Currency Equivalents	15
1.5 Change of Currency	16
1.6 Accounting Terms	16

SECTION 2 COMMITMENTS OF LENDER; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	17

2.1 Commitment	17
2.1.1 Loan Commitment	17
2.1.2 L/C Commitment	17
2.2 Loan Procedures	17
2.2.1 Various Types of Loans; Ratable Loans	17
2.2.2 Borrowing Procedures	17
2.2.3 Conversion and Continuation Procedures	18
2.3 Letter of Credit Procedures	19
2.3.1 L/C Applications	19
2.3.2 Reimbursement Obligations	19
2.4 Certain Conditions	20
2.5 Designated Borrowers	20

SECTION 3 EVIDENCING OF LOANS	21

3.1 Notes	21
3.2 Recordkeeping	21

SECTION 4 INTEREST	21

4.1 Interest Rates	21
4.2 Interest Payment Dates	22
4.3 Setting and Notice of Eurocurrency Rates	22
4.4 Computation of Interest	22

SECTION 5 FEES	22

5.1 Unused Fee	22
5.2 Letter of Credit Fees	22

SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENT; PREPAYMENTS	23

6.1 Voluntary Reduction or Termination of the Commitment	23
6.2 Prepayments	23
6.2.1 Voluntary Prepayments	23
6.2.2 Mandatory Prepayments	23
6.3 Manner of Prepayments	23
6.4 Termination Date	24

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	24

7.1 Making of Payments	24
7.1.1 Payments Generally	24
7.1.2 Payments in Alternative Currency	24
7.1.3 Payments in Dollars	24
7.2 Application of Certain Payments	24
7.3 Due Date Extension	24
7.4 Taxes	25

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS	26

8.1 Increased Costs	26
8.2 Basis for Determining Interest Rate Inadequate or Unfair	27
8.3 Changes in Law Rendering Eurocurrency Loans Unlawful	27
8.4 Funding Losses	27
8.5 Right of Lender to Fund through Other Offices	28
8.6 Discretion of Lender as to Manner of Funding	28
8.7 Conclusiveness of Statements; Survival of Provisions	28
8.8 Designation of a Different Lending Office	28

SECTION 9 REPRESENTATIONS AND WARRANTIES	28

9.1 Organization	29
9.2 Authorization; No Conflict	29
9.3 Validity and Binding Nature	29
9.4 Financial Condition	29
9.5 No Material Adverse Change	29
9.6 Litigation	29
9.7 Ownership of Properties; Liens	29
9.8 Plans	30
9.9 Compliance with Laws	30
9.10 Investment Company Act	31
9.11 Taxes	31
9.12 Solvency, Etc	31
9.13 Insurance	31
9.14 Information	31
9.15 Intellectual Property	32
9.16 Labor Matters	32
9.17 No Default	32
9.18 Representations as to Designated Borrowers	32

SECTION 10 AFFIRMATIVE COVENANTS	33

10.1 Reports, Certificates and Other Information	33
10.1.1 Annual Report	33
10.1.2 Interim Reports	33
10.1.3 Compliance Certificates	34
10.1.4 Reports to the SEC and to Shareholders	34
10.1.5 Notice of Default; Etc. Matters	34
10.1.6 Other Information	34
10.2 Books, Records and Inspections	34

10.3 Maintenance of Property; Insurance	35
10.4 Compliance with Laws; Payment of Taxes	35
10.5 Maintenance of Existence, etc	35
10.6 Use of Proceeds	35
10.7 Employee Benefit Plans	36
10.8 Approvals and Authorizations	36

SECTION 11 NEGATIVE COVENANTS	36

11.1 Priority Debt	36
11.2 Liens	37
11.3 Dispositions	38
11.4 Fundamental Changes; Acquisitions	38
11.5 Transactions with Affiliates	39
11.6 Use of Proceeds	39
11.7 Inconsistent Agreements, Etc	40
11.8 Business Activities	40
11.9 Fiscal Year	40
11.10 Financial Covenants	40
11.10.1 Consolidated EBITDA	40
11.10.2 Total Debt to EBITDA Ratio	40

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC	40

12.1 Initial Credit Extension	40
12.2 Conditions	41
12.2.1 Compliance with Warranties, No Default, etc	41
12.2.2 Confirmatory Certificate	41
12.2.3 Designated Borrower	41

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT	41

13.1 Events of Default	41
13.1.1 Non-Payment of the Loans, etc	41
13.1.2 Non-Payment of Other Debt	42
13.1.3 Bankruptcy, Insolvency, etc	42
13.1.4 Non-Compliance with Loan Documents	42
13.1.5 Representations; Warranties	42
13.1.6 Plans	43
13.1.7 Judgments	43
13.1.8 Change of Control	43
13.2 Effect of Event of Default	43

SECTION 14 GENERAL	43

14.1 Waiver; Amendments	43
14.2 Confirmations	44
14.3 Notices	44
14.4 Computations	44
14.5 Cost and Expenses	44
14.6 GOVERNING LAW	45
14.7 Confidentiality	45

14.8 Severability	45
14.9 Nature of Remedies	45
14.10 Entire Agreement	46
14.11 Counterparts	46
14.12 Successors and Assigns	46
14.13 Captions	46
14.14 Customer Identification — USA Patriot Act Notice	46
14.15 INDEMNIFICATION BY THE COMPANY	46
14.16 Nonliability of Lender	47
14.17 FORUM SELECTION AND CONSENT TO JURISDICTION	48
14.18 WAIVER OF JURY TRIAL	48
14.19 Survival of Representations and Warranties	48
14.20 Right of Setoff	48
14.21 Interest Rate Limitation	49
14.22 Time of the Essence	49
14.23 Judgment Currency	49

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT dated as of March 27, 2008 (this “Agreement”) is entered into among SPSS INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.5 (each a “Designated Borrower” and, together with the Company, collectively, the “Borrowers” and, individually, a “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION (“Lender”).
     Lender has agreed to make available to the Borrowers a revolving credit facility upon the terms and subject to the conditions set forth herein.
     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
     SECTION 1 DEFINITIONS; CURRENCIES.
     1.1 Definitions. When used herein the following terms shall have the following meanings:
     Acquired Entity means (a) any Person that becomes a Subsidiary of the Company as a result of an Acquisition or (b) any business entity or division thereof, all or substantially all of the assets and business of which are acquired by the Company or a Subsidiary pursuant to an Acquisition.
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
     Actual Knowledge means, with respect to any information or event, that a Responsible Officer of a Loan Party has, or with the exercise of reasonable care and diligence would have, actual knowledge of such information or event.
     Additional Cost means, with respect to any period, the percentage rate per annum determined in accordance with Exhibit G.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of any Loan Party or Subsidiary.
     Agreement — see the Preamble.

     Alternative Currency means each of Australian Dollars, Euros, Sterling, Yen and each other currency (other than US Dollars) that is approved by Lender in accordance with Section 1.3, in each case so long as such currency remains an Eligible Currency.
     Alternative Currency Equivalent means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.
     Alternative Currency Exposure means, at any time and without duplication, the US Dollar Equivalent of all Outstandings that are denominated in an Alternative Currency.
     Alternative Currency Loans means all Loans other than Base Rate Loans and Loans denominated in US Dollars.
     Alternative Currency Sublimit means an amount equal to the lesser of the Commitment Amount and $45,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Commitment Amount.
     Applicant Borrower — see Section 2.5.
     Applicable Time means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     Approved Fund means any Person (other than an individual) that is or will engage in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by any of the following: (a) Lender, (b) an Affiliate of Lender, or (c) an entity or an Affiliate of an entity that administers or manages Lender.
     Attorney Costs means all reasonable and documented fees and charges of any counsel, the reasonable allocable cost of internal legal services, all reasonable disbursements of such counsel and internal counsel and all court costs and similar legal expenses.
     Audited Financial Statements means the audited consolidated financial statements of the Company and its Subsidiaries for Fiscal Year 2007, including a balance sheet as of the end of such Fiscal Year, and statements of income or operations, shareholders’ equity and cash flows, including the notes thereto.
     Australian Dollar and AU$ means lawful currency of Australia.
     Bank Products means any service or facility extended to any Loan Party or Subsidiary by Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) Hedging Agreements.

     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.
     Base Rate Loan means any Loan that bears interest at or by reference to the Base Rate. All Base Rate Loans shall be denominated in US Dollars.
     Borrowers — see the Preamble.
     Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Office with respect to Obligations hereunder denominated in US Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal or mixed property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
     Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
     Cash Collateralize means to deliver cash collateral to Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to Lender. Derivatives of such term have corresponding meanings.
     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government, or any state government or any agency of any thereof, (b) any evidence of Debt issued by any municipality located in the United States and having a municipal bond rating (either as to the issuer or the Debt issued) in one of the two highest categories by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) or Dominion Bond Rating Services (“DBRS”) and, together with S&P, Moody’s and Fitch, the “Rating Agencies”) (c) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-2 by S&P, P-2 by Moody’s or in one of the two highest commercial paper rating categories by any other Rating Agency, (d) any certificate of deposit, overnight deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than US$500,000,000), (e) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (d)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder, (f) investments in money market funds that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (g) investments in short-term tax-exempt obligations that are rated the equivalent of investments of the types described in clause (c) above, (h) FDIC insured deposit accounts to the extent amounts of deposit therein do not exceed the amount covered by such insurance, and (i) other liquid investments that are readily convertible to cash and that do not bear a significant risk of changes in value due to changes in interest rates.
     Change of Control means any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), that becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the Capital Securities of the Company having the right to vote for the election of members of the board of directors.
     Closing Date — see Section 12.1.
     Code means the Internal Revenue Code of 1986.
     Commitment means Lender’s obligation to make Credit Extensions to the Borrowers pursuant to Section 2.1 in an amount equal to the Commitment Amount.

     Commitment Amount means US$50,000,000, as reduced from time to time pursuant to Section 6.1.
     Company — see the Preamble.
     Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit H.
     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter (with the first such Computation Period ending on March 31, 2008).
     Consolidated EBITDA means, for any period, without duplication, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income (without duplication), (i) interest expense for such period (including all imputed interest on Capital Leases), (ii) income tax expense, (iii) depreciation and amortization, (iv) extraordinary losses incurred other than in the ordinary course of business and (v) non-cash charges relating to grants of or issuances or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of Borrower, minus (c) to the extent included in determining such Consolidated Net Income for such period, extraordinary gains realized other than in the ordinary course of business, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     Consolidated Net Income means, for any period, net income (or loss) for such period, excluding any gains from Dispositions and any gains from discontinued operations, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     Consolidated Total Debt means all Debt excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than the Company and its Subsidiaries), (b) Hedging Obligations and (c) reimbursement obligations under trade letters of credit, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
     Controlled Group means the Company and its Subsidiaries, and all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Borrower or Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     Controlled Group Member means any member of the Controlled Group.
     Convertible Debt means the Debt of the Company evidenced by the Convertible Debentures.
     Convertible Debentures means, collectively, the Convertible Subordinated Debentures of the Company, due 2012, issued pursuant to the Convertible Indenture in the aggregate original principal amount of $150,000,000.
     Convertible Indenture means that certain Indenture, dated as of March 19, 2007, of the Company to LaSalle Bank National Association, as trustee.
     Credit Extension means the making of a Loan by Lender or the issuance of a Letter of Credit by Lender.
     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all net Hedging Obligations of such Person, (g) all Synthetic Lease Obligations, (h) all Debt of any partnership of which such Person is a general partner, (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise, and (j) all Contingent Liabilities of such Person in respect of Debt of other Persons.

     Default means any Event of Default, or any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
     Designated Borrower — see the Preamble.
     Designated Borrower Notice — see Section 2.5.
     Designated Borrower Request and Assumption Agreement — see Section 2.5.
     Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     Domestic Subsidiary means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     Eligible Currency means any currency other than US Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into US Dollars in the international interbank market and (e) as to which a US Dollar Equivalent may be readily calculated.
     EMU means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     EMU Legislation means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     ERISA means the Employee Retirement Income Security Act of 1974.
     Euro and € each mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     Eurocurrency Loan means any Loan which bears interest at a rate determined by reference to a Eurocurrency Rate. Eurocurrency Loans may be denominated in US Dollars or in an Alternative Currency.
     Eurocurrency Margin means 0.50%.
     Eurocurrency Office means the office or offices of Lender which shall be making or maintaining the Eurocurrency Loans hereunder. A Eurocurrency Office may be, at the option of Lender, either a domestic or foreign office.
     Eurocurrency Rate means, for any Interest Period for any Eurocurrency Loan, a rate of interest equal to the quotient of (a) either (i) the per annum rate equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if Reuters or another commercially available source providing quotations of BBA LIBOR is not available or if the per annum rate of interest referred to in clause (a)(i) is not available for any other reason, the per annum rate of interest determined by Lender in its discretion to be the per annum rate of interest at which relevant currency deposits in an amount comparable to the amount of such Eurocurrency Loan and for a period equal to such Interest Period would be offered by the London office of Lender, or such other office of Lender or any of its parents, as Lender may designate, to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (the “Eurocurrency Base Rate”); divided by (b) a number determined by subtracting from 1.00 the then stated reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) applicable to Lender, such rate to remain fixed for such Interest Period.
     Event of Default means any of the events described in Section 13.1.
     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     Excluded Taxes means taxes based upon, or measured by, Lender’s (or Lender’s branch) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which Lender is organized, (b) in a jurisdiction which Lender’s principal office is located, or (c) in a jurisdiction in which Lender’s Office is located.
     Federal Funds Rate means, for any day, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender. Lender’s determination of such rate shall be binding and conclusive absent manifest error.
     Fiscal Quarter means a fiscal quarter of a Fiscal Year.
     Fiscal Year means the fiscal year of the Company, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2007”) refer to the Fiscal Year ending on December 31 of such calendar year.
     Foreign Subsidiary means a Subsidiary that is organized outside of the United States.

     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     FX Trading Office means the Chicago office of Lender, or such other office of Lender or any of its parents, as Lender may designate from time to time.
     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the SEC, which are applicable to the circumstances as of the date of determination.
     Governmental Authority means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     Guaranty means that certain Guaranty Agreement dated as of March 27, 2008 from the Company to Lender.
     Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
     Indemnified Liabilities — see Section 14.15.
     Indemnified Taxes means Taxes other than Excluded Taxes.
     Interest Period means, as to any Eurocurrency Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurocurrency Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

     (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) the Company may not select any Interest Period for a Loan which would extend beyond the scheduled Termination Date.
     Judgment Currency — see Section 14.23.
     L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by Lender at the time of such request for the type of Letter of Credit requested.
     Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     Lender — see the Preamble.
     Lender’s Office means, with respect to any currency, Lender’s address and, as appropriate, account as set forth on Annex A with respect to such currency, or such other address or account with respect to such currency as Lender may designate upon notice to the Company.
     Letter of Credit — see Section 2.1.2.
     Lien means, with respect to any Person, any interest granted or permitted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loans — see Section 2.1.1.
     Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Guaranty and each Designated Borrower Request and Assumption Agreement and all documents, instruments and agreements delivered in connection with the foregoing.
     Loan Parties means, collectively, the Company and each Designated Borrower.
     Margin Stock means any “margin stock” as defined in Regulation U.

     Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by Lender at such time.
     Material Adverse Effect means a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole; provided that the trademark license dispute of the Company with Norman H. Nie and C. Hadlai Hull set forth in the complaint, counterclaim and answers filed in the matter of SPSS Inc. v Norman H. Nie and C. Hadlai Hull, filed in the United States District Court for the Northern District of Illinois, Case Number 08 C 0066 (the “License Dispute”) shall not be deemed to have a Material Adverse Effect hereunder so long as the aggregate economic effect on the Company of the License Dispute does not and is not reasonably expected to exceed $20,000,000 (it being understood that no implication is intended hereunder that any economic effect in excess of that amount would necessarily have a Material Adverse Effect).
     Material Subsidiary means, in respect of any Person, as of any date of determination, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S–X (as in effect on the date hereof) promulgated under the Securities Act of 1933, as amended.
     Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Controlled Group Member may have any liability.
     Notes — see Section 3.1.
     Notice of Borrowing — see Section 2.2.2.
     Notice of Conversion/Continuation — see Section 2.2.3(b).
     Obligations means all of each Loan Party’s liabilities, obligations and indebtedness to Lender under this Agreement and the other Loan Documents, all unpaid principal of and accrued and unpaid interest on the Loans, Attorney Costs of Lender, any reimbursement obligations of each Loan Party and Subsidiary in respect of Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations arising under the Loan Documents.
     Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Loans, plus (b) the Stated Amount of all Letters of Credit.
     Participating Member State means each state so described in any EMU Legislation.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     PCAOB means the Public Company Accounting Oversight Board.
     Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Plan), and as to which any Controlled Group Member may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time. Lender’s prime rate is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.
     Priority Debt means (i) all Debt of any Subsidiary, excluding Debt owed by such Subsidiary to the Company or any of the Company’s other Wholly-Owned Subsidiaries; and (ii) all Debt of the Company or any of its Subsidiaries secured by a Lien on assets of the Company or any of its Subsidiaries.
     Regulation D means Regulation D of the FRB.
     Regulation U means Regulation U of the FRB.
     Responsible Officer means the chief executive officer, president, chief financial officer, or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     Revaluation Date means, with respect to any Credit Extension, each of the following: (i) each date of a Credit Extension consisting of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Loan, and (iii) such additional dates as Lender shall determine or require.
     Same-Day Funds means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

     SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     Senior Officer means, with respect to any Loan Party or Subsidiary, any of the chief executive officer, the chief financial officer, the principal accounting officer or the treasurer of such Loan Party or Subsidiary.
     Spot Rate means, for any Alternative Currency, the rate quoted by Lender as the spot rate for the purchase by Lender of such Alternative Currency at the prevailing interbank rate with another currency through its FX Trading Office at approximately 9:00 a.m., Chicago time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.
     Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
     Sterling and £ mean the lawful currency of the United Kingdom.
     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to one or more Subsidiaries herein shall be a reference to Subsidiaries of the Company.
     Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     TARGET Day means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Lender to be a suitable replacement) is open for the settlement of payments in Euro.
     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing imposed by any Governmental Authority.
     Termination Date means the earlier to occur of (a) March 31, 2011 or (b) such other date on which the Commitment terminates pursuant to Section 6 or 13.
     type — see Section 2.2.1.

     Unasserted Contingent Obligations means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest and premium (if any) on, and fees relating to, any Debt and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under letters of credit) in respect of which no claim or demand for payment has been made (or in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Plan, using actuarial assumptions for determining the most recent actuarial valuation under Code Section 412.
     US Dollar, the sign US$ and the sign $ (when not used as part of “AU$”) each means lawful money of the United States of America.
     US Dollar Equivalent means, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.
     Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities and Capital Securities required by applicable law to be held by a Person other than the Company or a Subsidiary to satisfy native ownership requirements, to the extent not material) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
     Yen and ¥ mean the lawful currency of Japan.
     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “including” is not limiting and means “including without limitation.”
     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (e) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

     (f) The words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof.
     (g) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any Law shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such Law or issued thereunder.
     (h) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
     (i) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Loan Parties, Lender and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.
     (j) Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean US Dollars.
     1.3 Additional Alternative Currencies. The Company may from time to time request that Credit Extensions be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. Any such request shall be (i) made to Lender not later than 10:00 a.m., Chicago time, 20 Business Days prior to the date of the desired Credit Extensions (or such other time or date as may be agreed by Lender in its discretion), and (ii) subject to the approval of Lender in its discretion. If Lender consents to making Credit Extensions in a requested currency pursuant to this Section 1.3, Lender shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Credit Extension.
     1.4 Exchange Rates; Currency Equivalents.
     (a) Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Credit Extensions and Outstandings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by Lender.
     (b) Wherever in this Agreement in connection with a Credit Extension or a conversion, continuation or prepayment of a Eurocurrency Loan, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Credit Extension or Eurocurrency Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Lender.
     1.5 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Loan, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.6 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

     SECTION 2 COMMITMENTS OF LENDER; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
     2.1 Commitment. On and subject to the terms and conditions of this Agreement, Lender agrees to make loans to, and to issue letters of credit for the account of, the Company or a Designated Borrower as follows:
     2.1.1 Loan Commitment. Lender agrees to make loans to the Company or a Designated Borrower in US Dollars or in one or more Alternative Currencies on a revolving basis (the “Loans”) from time to time until the Termination Date in such aggregate amounts as the Company may request; provided that, after giving effect to the making of any Loan, (a) the Outstandings shall not exceed the Commitment Amount; and (b) the Alternative Currency Exposure shall not exceed the Alternative Currency Sublimit.
     2.1.2 L/C Commitment. Subject to Section 2.3.1, Lender agrees to issue letters of credit in US Dollars or an Alternative Currency (at the Company’s election), in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to Lender (each, a “Letter of Credit”), at the request of the Company and for the account of the Company from time to time before the Termination Date; provided that, after giving effect to the issuance of any Letter of Credit, (a) the aggregate Stated Amount of all Letters of Credit shall not exceed US$10,000,000 or, if less, the Commitment Amount, (b) the Outstandings will not at any time exceed the Commitment Amount and (c) the Alternative Currency Exposure shall not exceed the Alternative Currency Sublimit.
     2.2 Loan Procedures.
     2.2.1 Various Types of Loans; Ratable Loans. Each Loan shall be divided into tranches, which are either a Base Rate Loan or a Eurocurrency Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Not more than ten (10) Eurocurrency Loans shall be outstanding at any one time.
     2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit A or telephonic notice (followed immediately by written confirmation thereof in the form of Exhibit A) to Lender of each proposed borrowing not later than:
     (a) in the case of a Base Rate borrowing, noon, Chicago time, on the proposed date of such borrowing;
     (b) in the case of a Eurocurrency Rate borrowing denominated in US Dollars, 10:00 a.m., Chicago time, at least two (2) Business Days prior to the proposed date of such borrowing; and
     (c) in the case of a Eurocurrency Rate borrowing denominated in an Alternative Currency, 10:00 a.m., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing.

Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurocurrency Rate borrowing, the initial Interest Period therefor and, if applicable, the Designated Borrower. Each borrowing shall be on a Business Day. Each Base Rate Loan shall be in an aggregate amount of at least US$1,000,000 and an integral multiple of US$100,000, and each Eurocurrency Rate borrowing shall be in an aggregate amount of at least US$1,000,000 and an integral multiple of at least US$100,000.
     2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to Lender in accordance with clause (b) below: (i) elect, as of any Business Day, to convert any Base Rate Loans to Eurocurrency Loans (in an aggregate amount not less than US$1,000,000 or a higher integral multiple of US$100,000); or (ii) elect, as of any Business Day, with respect to any Eurocurrency Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than US$1,000,000 or a higher integral multiple of US$100,000), to continue such Eurocurrency Loans for a new Interest Period or (in the case of Eurocurrency Loans denominated in US Dollars) to convert such Eurocurrency Loans to Base Rate Loans; provided that after giving effect to any conversion or continuation, the aggregate principal amount of any Eurocurrency Loan shall be at least US$1,000,000 and an integral multiple of US$100,000.
     (b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit B or telephonic notice (followed immediately by written confirmation thereof substantially in the form of Exhibit B) to Lender of each proposed conversion or continuation not later than (x) in the case of conversion into Base Rate Loans, noon, Chicago time, on the proposed date of such conversion, (y) in the case of conversion into or continuation of Eurocurrency Loans denominated in US Dollars, 10:00 a.m., Chicago time, at least two (2) Business Days prior to the proposed date of such conversion or continuation, and (z) in the case of conversion into or continuation of Eurocurrency Loans denominated in an Alternative Currency, 10:00 a.m., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
          (A) the applicable Borrower;
          (B) the proposed date of conversion or continuation;
          (C) the aggregate amount of Loans to be converted or continued;
          (D) the type of Loans resulting from the proposed conversion or continuation; and
          (E) in the case of conversion of Base Rate Loans into Eurocurrency Loans, or continuation of Eurocurrency Loans, the duration of the requested Interest Period therefor.
     (c) If, upon the expiration of any Interest Period applicable to Eurocurrency Loans denominated in US Dollars, the Company has failed to select timely a new Interest Period to be applicable to such Eurocurrency Loans, the Company shall be deemed to have elected to convert such Eurocurrency Loans into Base Rate Loans effective on the last day of such Interest Period.

     (d) If, upon the expiration of any Interest Period applicable to Eurocurrency Loans denominated in an Alternative Currency, the Company has failed to select timely a new Interest Period to be applicable to such Eurocurrency Loans, the Company shall be deemed to have elected to continue such Eurocurrency Loans into Eurocurrency Loans with a one month Interest Period.
     (e) Any conversion of a Eurocurrency Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
     (f) No Eurocurrency Loan may be continued as such and no Base Rate Loan may be converted into a Eurocurrency Loan, when any Default shall have occurred and be continuing at such time.
     2.3 Letter of Credit Procedures.
     2.3.1 L/C Applications. The Company shall execute and deliver to Lender the Master Letter of Credit Agreement from time to time in effect. The Company shall give notice to Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as Lender shall agree in any particular instance in its sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects reasonably satisfactory to Lender, together with such other documentation as Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control. All Letters of Credit shall be denominated in US Dollars except to the extent Lender otherwise consents to the contrary.
     2.3.2 Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse Lender for each payment or disbursement made by Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made, if the Company has received notice of such payment prior to 10:00 a.m., Chicago time, on such date or, if such notice has not been received by the Company prior to such time, then on the next succeeding Business Day. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus, beginning on the third Business Day after receipt of notice from Lender of such payment or disbursement, two percent (2.00%). Lender shall notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of Lender to so notify the Company shall not affect the rights of Lender in any manner whatsoever.

          (b) The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party or Subsidiary may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Lender (other than the defense of a final irrevocable payment in cash as regards Lender) or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party or Subsidiary and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect (except to the extent that a court of competent jurisdiction determines in a final, non-appealable order that such determination by Lender resulted directly from the gross negligence or willful misconduct of Lender), or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.
     2.4 Certain Conditions. Lender shall have no obligation to make any Loan, permit the continuation of or any conversion into any Eurocurrency Loan, or issue any Letter of Credit, if a Default exists.
     2.5 Designated Borrowers.
     (a) The Company may at any time, upon not less than 10 days’ notice from the Company to Lender, designate any Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Credit Extensions hereunder by delivering to Lender a duly executed notice and agreement in substantially the form of Exhibit C (a “Designated Borrower Request and Assumption Agreement”); provided that Lender must legally be able to make Loans to any Subsidiary that is designated as a Designated Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein Lender shall have received such supporting resolutions, incumbency certificates, opinions of counsel, and other documents or information (including amendments hereto), in form, content and scope reasonably satisfactory to Lender, as may be required by Lender in its discretion, and a Note signed by such Applicant Borrower to the extent Lender so requires. If Lender agrees that an Applicant Borrower shall be entitled to receive Credit Extensions hereunder, then promptly following receipt of all such requested Notes, resolutions, incumbency certificates, opinions of counsel and other documents or information, Lender shall send a notice in substantially the form of Exhibit D (a “Designated Borrower Notice”) to the Company and Lender specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon Lender agrees to permit such Designated Borrower to receive Credit Extensions hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no request for a Credit Extension may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

     (b) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.5 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by Lender to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
     (c) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to Lender (or such shorter period as may be agreed by Lender in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Credit Extensions to such Designated Borrower or other amounts payable by such Designated Borrower on account of any Credit Extensions made to it as of the effective date of such termination.
     SECTION 3 EVIDENCING OF LOANS.
     3.1 Notes. The Loans to each Borrower shall be evidenced by a promissory note substantially in the form of Exhibit E, with appropriate insertions, payable to the order of Lender in a face principal amount equal to the Commitment (as amended, modified, supplemented or restated from time to time, the “Notes”).
     3.2 Recordkeeping. Lender shall record in its records, the date and amount of each Loan made by Lender, each repayment or conversion thereof and, in the case of each Eurocurrency Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
     SECTION 4 INTEREST.
     4.1 Interest Rates. Each Borrower promises to pay interest on the unpaid principal amount of each Loan borrowed by it for the period commencing on the date of such Loan until such Loan is paid in full as follows:
     (a) as to any portion of such Loan which is a Eurocurrency Loan, at a rate per annum equal to the sum of the Eurocurrency Rate applicable to the Interest Period applicable to such Eurocurrency Loan plus the Eurocurrency Margin plus (in the case of a Eurocurrency Loan (other than a Eurocurrency Loan denominated in US Dollars) which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Additional Cost; and

     (b) as to any portion of such Loan which is not a Eurocurrency Loan, at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect;
provided that upon the request of Lender (and without request upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.3) at any time an Event of Default exists the interest rate applicable to each Loan shall be increased by 2% per annum provided further that such increase may thereafter be rescinded by Lender.
     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity. Accrued interest on each Eurocurrency Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurocurrency Loan with an Interest Period of longer than three months, on each three month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.
     4.3 Setting and Notice of Eurocurrency Rates. The applicable Eurocurrency Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to the Company. Each determination of the applicable Eurocurrency Rate by Lender shall be conclusive and binding upon the Company, in the absence of demonstrable error. Lender shall, upon written request of the Company, deliver to the Company a statement showing the computations used by Lender in determining any applicable Eurocurrency Rate hereunder.
     4.4 Computation of Interest. All computations of interest for Base Rate Loans when the Base Rate is determined by Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for all Eurocurrency Loans denominated in Sterling shall be made on the basis of a 365-day year and actual days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
     SECTION 5 FEES.
     5.1 Unused Fee. The Company agrees to pay to Lender an unused fee, for the period from the date hereof to the Termination Date, at a per annum rate equal to .10% on the from time to time amount by which the Commitment exceeds the Outstandings. Such unused fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such unused fee shall not have previously been paid. The unused fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     5.2 Letter of Credit Fees. (a) The Company agrees to pay to Lender a letter of credit fee for each Letter of Credit at a rate per annum equal to the Eurocurrency Margin per annum of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that at any time that an Event of Default exists upon the request of Lender (and without request upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.3) the rate applicable to each Letter of Credit shall be increased by 2% per annum. Such letter of credit fee shall be payable in arrears on the first day of each calendar month and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.
     (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to Lender such fees and expenses as Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.
     SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENT; PREPAYMENTS.
     6.1 Voluntary Reduction or Termination of the Commitment. The Company may from time to time on at least two Business Days’ prior written notice received by Lender permanently reduce the Commitment Amount to an amount not less than the Outstandings. Any such reduction shall be in an amount not less than US$1,000,000 or a higher integral multiple of US$100,000. Concurrently with any reduction of the Commitment Amount to zero, the Company shall pay all interest on the Loans and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
     6.2 Prepayments.
     6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part, without premium or penalty (but subject to Section 8.4); provided that the Company shall give Lender notice thereof not later than 11:00 a.m., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to US$1,000,000 or a higher integral multiple of US$100,000.
     6.2.2 Mandatory Prepayments. If Lender notifies the Company at any time that the Outstandings exceed the Commitment Amount, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess. If Lender notifies the Company at any time that the Alternative Currency Exposure exceeds the Alternative Currency Sublimit, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Eurocurrency Loans denominated in Alternative Currencies or Cash Collateralize the outstanding Letters of Credit denominated in Alternative Currencies, or do a combination of the foregoing, in an amount sufficient to eliminate such excess. All prepayments pursuant to this Section 6.2.2 shall not be subject to any premium or penalty, but shall be subject to Section 8.4.
     6.3 Manner of Prepayments. Any prepayment of a Eurocurrency Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise specified by the Company, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding Eurocurrency Loans in direct order of Interest Period maturities.
     6.4 Termination Date. The Loans shall be paid in full, all Letters of Credit shall be Cash Collateralized and the Commitment shall terminate on the Termination Date.
     SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
     7.1 Making of Payments.
     7.1.1 Payments Generally. Each payment made hereunder by a Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever. Lender is hereby authorized to debit the Company’s accounts with Lender for each payment of principal, fees due under Section 5 and interest as they become due and payable hereunder.
     7.1.2 Payments in Alternative Currency. With respect to any Eurocurrency Loan denominated in an Alternative Currency, all payments (including prepayments) to Lender of the principal of or interest on such Eurocurrency Loan shall be made in the same Alternative Currency as the original Eurocurrency Loan. All such payments shall be remitted by the relevant Borrower to Lender at the applicable Lender’s Office not later than the Applicable Time in Same-Day Funds. Any payments received by Lender after the Applicable Time shall be deemed to have been made and received on the next Business Day.
     7.1.3 Payments in Dollars. With respect to (i) any Loan (other than a Eurocurrency Loan denominated in an Alternative Currency), or (ii) any other payment to Lender that shall not be covered by Section 7.1.2 above, all such payments (including prepayments) to Lender of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in US Dollars. All payments described in this Section 7.1.3 shall be remitted to Lender at the applicable Lender’s Office not later than 11:00 a.m. local time at the applicable Lender’s Office on the due date thereof in Same-Day Funds. Any such payments received by Lender after such time shall be deemed to have been made and received on the next Business Day.
     7.2 Application of Certain Payments. So long as no Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.
     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurocurrency Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrowers. Each Borrower shall indemnify Lender within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by Lender shall be prima facie evidence as to the amount owing.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
     (e) Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

     SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS.
     8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable Law, or any change in the interpretation or administration of any applicable Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or any Eurocurrency Office of Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the Eurocurrency Rate pursuant to Section 4 and excluding any Additional Cost), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; (ii) shall result in the failure of the Additional Cost, as calculated hereunder, to represent the cost to Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or (iii) shall impose on Lender any other condition affecting the Eurocurrency Loans, any Note or the obligation to make Eurocurrency Loans; and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) Lender (or any Eurocurrency Office of Lender) of making or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by Lender (or its Eurocurrency Office) under this Agreement or under any Note with respect thereto, then within 10 Business Days of demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Company shall pay (or shall cause the applicable Designated Borrower to pay) directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.
     (b) If Lender shall reasonably determine that, after the date hereof, any change in, or the adoption or phase-in of, any applicable Law regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, within 10 Business Days of demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Company shall pay (or shall cause the applicable Designated Borrower to pay) to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:
     (a) Lender reasonably determines (which determination shall be binding and conclusive on the Company and each Designated Borrower) that, by reason of circumstances affecting the interbank Eurocurrency market, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate; or
     (b) the Eurocurrency Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding Eurocurrency Loans for any Interest Period (taking into account any amount to which Lender may be entitled under Section 8.1) or that the making or funding of Eurocurrency Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;
then Lender shall promptly notify the Company thereof and, so long as such circumstances shall continue, (i) Lender shall not be under any obligation to make or convert any Base Rate Loans into Eurocurrency Loans and (ii) on the last day of the current Interest Period for each Eurocurrency Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan and, if not denominated in US Dollars, shall be immediately due and payable.
     8.3 Changes in Law Rendering Eurocurrency Loans Unlawful. If any change in, or the adoption of any new, Law, or any change in the interpretation of any applicable Law by any governmental or other regulatory body charged with the administration thereof, in each case after the date hereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund Eurocurrency Loans, then Lender shall promptly notify the Company and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a Eurocurrency Loan and (b) on the last day of the current Interest Period for each Eurocurrency Loan (or, in any event, on such earlier date as may be required by the relevant Law), such Eurocurrency Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
     8.4 Funding Losses. Upon demand of Lender from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract): (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by any Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or (c) any failure by any Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency. For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to Lender under this Section 8.4, Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.
     8.5 Right of Lender to Fund through Other Offices. Lender may, if it so elects, fulfill its commitment as to any Eurocurrency Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Lender and the obligation of the Company or the Designated Borrower to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     8.6 Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit.
     8.7 Conclusiveness of Statements; Survival of Provisions.
     (a) Determinations and statements of Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be prima facie evidence of the amounts owing. Lender may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     (b) Failure or delay on the part of Lender to demand compensation pursuant to Section 8.1 shall not constitute a waiver of Lender’s right to demand such compensation, provided that the Company shall not be required to compensate Lender pursuant to such Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that Lender notifies the Company of the change in law giving rise to such increased cost or reduction and of Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
     8.8 Designation of a Different Lending Office. If Lender requests compensation under Section 8.1, or requires the Company to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 7.4, then, upon the request of Borrower, Lender shall use reasonable efforts to designate a different existing lending office of Lender for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices or branches, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.4 or 8.1, as the case may be, in the future and (ii) would not be disadvantageous to Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
     SECTION 9 REPRESENTATIONS AND WARRANTIES.
     To induce Lender to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, each Borrower represents and warrants to Lender that:

     9.1 Organization. Each Loan Party and Material Subsidiary is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party and Material Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
     9.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party; each Borrower is duly authorized to borrow monies hereunder; and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party, or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party.
     9.3 Validity and Binding Nature. This Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
     9.4 Financial Condition. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
     9.5 No Material Adverse Change. Since December 31, 2007 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     9.6 Litigation. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary which would reasonably be expected to have a Material Adverse Effect.
     9.7 Ownership of Properties; Liens. Each Loan Party and Material Subsidiary owns good and, in the case of real property, marketable title to, or holds a valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except for Liens expressly permitted by Section 11.1 and except for defects in title that would not reasonably be expected to have a Material Adverse Effect.
     9.8 Plans. (a) Each Plan complies in all material respects with all applicable requirements of Law. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Plan has occurred with respect to any Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or which would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Borrower, threatened, claims, actions, investigations or lawsuits against any Plan, any fiduciary of any Plan, any other Controlled Group Member with respect to a Plan or a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect. No Controlled Group Member has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or Multiemployer Plan which would subject that Person to any material liability. Within the past five years, no Controlled Group Member has engaged in a transaction which resulted in a Plan with an Unfunded Liability being transferred out of the Controlled Group, which would reasonably be expected to have a Material Adverse Effect. Except to the extent the same would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, there has not occurred (i) a reportable event as defined in Section 4043 of ERISA as to which the PBGC has not waived the notification requirement of Section 4043(a) ERISA, or the failure of a Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA, (ii) the withdrawal of any Controlled Group Member from a Plan during a plan year in which any Controlled Group Member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (iii) the termination of a Plan, the filing of a notice of intent to terminate a Plan or the treatment of an amendment of a Plan as a termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate a Plan, or (v) any event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, a Plan.
     (b) Except to the extent the same would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (i) all contributions (if any) have been made to any Multiemployer Plan that are required to be made by any Controlled Group Member under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) no Controlled Group Member has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, (iii) no condition has occurred which, if continued, would result in a withdrawal or partial withdrawal from any such plan; and (iv) no Controlled Group Member has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     9.9 Compliance with Laws. Each Loan Party and Material Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs,

injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     9.10 Investment Company Act. No Loan Party is, or is required to be registered as, an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     9.11 Taxes. Each Loan Party has timely filed all US federal and other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to each such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Each Loan Party has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
     9.12 Solvency, Etc. The Company is, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of proceeds thereof will be, solvent and a going concern.
     9.13 Insurance. Each Loan Party and Subsidiary and its respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Loan Party or Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or Subsidiary operates.
     9.14 Information. All information in writing heretofore or contemporaneously herewith furnished in writing by or on behalf of any Loan Party to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, and all written information hereafter furnished by or on behalf of any Loan Party to Lender pursuant hereto or in connection herewith, taken as a whole and in light of the circumstances in which such information was furnished or delivered, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements not misleading (it being recognized by Lender that any projections and forecasts provided by any Loan Party are based on good faith estimates and assumptions believed by such Loan Party to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

     9.15 Intellectual Property. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person (except for such conflicts which would not reasonably be expected to have a Material Adverse Effect), except for those for which the failure to own or possess the right to use would not reasonably be expected to result in a Material Adverse Effect. To the Actual Knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the Actual Knowledge of the Company, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     9.16 Labor Matters. No Loan Party is subject to any labor or collective bargaining agreement.
     9.17 No Default. No Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
     9.18 Representations as to Designated Borrowers.
     (a) Each Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Designated Borrower, the “Applicable Designated Borrower Documents”), and the execution, delivery and performance by such Designated Borrower of the Applicable Designated Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. No Designated Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Borrower is organized and existing in respect of its obligations under the Applicable Designated Borrower Documents.
     (b) The Applicable Designated Borrower Documents entered into by any Designated Borrower are in proper legal form under the Laws of the jurisdiction in which such Designated Borrower is organized and existing for the enforcement thereof against such Designated Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents that the Applicable Designated Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Designated Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Designated Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
     (c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Designated Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Designated Borrower Documents or (ii) on any payment to be made by such Designated Borrower pursuant to the Applicable Designated Borrower Documents, except as has been disclosed to Lender.
     (d) The execution, delivery and performance of the Applicable Designated Borrower Documents executed by any Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
     SECTION 10 AFFIRMATIVE COVENANTS.
     Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents (other than Unasserted Contingent Obligations) are paid in full and all Letters of Credit have been terminated or Cash Collateralized, each Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
     10.1 Reports, Certificates and Other Information. Furnish to Lender, in form and detail reasonably satisfactory to Lender:
     10.1.1 Annual Report. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement.
     10.1.2 Interim Reports. As soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Company’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous

Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Senior Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2 (or, if earlier, upon the making of any filings containing such statements with the SEC), a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 11.10 and to the effect that such officer has not become aware of any Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.
     10.1.4 Reports to the SEC and to Shareholders. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lender pursuant hereto.
     10.1.5 Notice of Default; Etc. Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by any Loan Party or Subsidiary affected thereby with respect thereto: (a) the occurrence of a Default; (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party to Lender which has been instituted or, to the knowledge of any Borrower, is threatened against any Loan Party or Subsidiary or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect; or (c) any other event (including the enactment or effectiveness of any Law) which would reasonably be expected to have a Material Adverse Effect.
     10.1.6 Other Information. Promptly such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.
The Company may, in its sole discretion, satisfy its obligations under Section 10.1.1 and 10.1.2 by filing with the SEC Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and such other reports on other forms as may be appropriate at such times and in accordance with the SEC’s rules and the instructions accompanying such forms. The Company may, in its sole discretion, satisfy its obligation under Section 10.1.4 by filing with the SEC such reports on other forms as may be appropriate at such times and in accordance with the SEC’s rules and instructions accompanying such forms. In each case such information shall be deemed to be provided in writing to Lender.
     10.2 Books, Records and Inspections. Keep, and cause each of its Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each of its Subsidiaries to permit, representatives and independent contractors of Lender to visit and inspect the Company’s principal executive office or any other location of such books and records, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Senior Officers and independent public accountants (provided that at any such meeting with the Company’s independent public accountants, the Company shall have the right to be in attendance), all at such reasonable times during normal business hours and as often as may be reasonably deemed necessary to carry out the purposes of this Agreement, upon reasonable advance notice to the Company; provided, however, that (i) so long as no Event of Default exists, the number of visits and inspections by Lender shall not exceed one in any calendar year and (ii) when an Event of Default exists Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
     10.3 Maintenance of Property; Insurance. Keep, and cause each of its Material Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. Maintain, and cause each of its Material Subsidiaries to maintain, with financially sound and reputable insurers, insurance coverage in such amounts and covering such risks as is commercially reasonable for the businesses in which the Loan Parties are engaged.
     10.4 Compliance with Laws; Payment of Taxes. (a) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each of its Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls any Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each of its Subsidiaries to comply, with all applicable anti-money laundering laws and regulations and (d) pay, and cause each of its Subsidiaries to pay, prior to delinquency, all taxes and other governmental charges against it that if not paid, would reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not require any Loan Party or Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     10.5 Maintenance of Existence, etc. Maintain and preserve its corporate existence.
     10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit for working capital purposes, for repurchases of the Company’s securities and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock (other than purchases of margin stock issued by the Company and immediately cancelled by the Company upon such purchase).
     10.7 Employee Benefit Plans.
     (a) Maintain, and cause each other Controlled Group Member to maintain, each Plan in substantial compliance with all applicable Laws.
     (b) Make, and cause each other Controlled Group Member to make, on a timely basis, all required contributions to any Multiemployer Plan.
     (c) Not, and not permit any other Controlled Group Member to, (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Plan or Multiemployer Plan or (iii) take any other action with respect to any Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     10.8 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which any Loan Party is organized and existing in each case that are required in connection with the Loan Documents.
     SECTION 11 NEGATIVE COVENANTS
     Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents (other than Unasserted Contingent Obligations) are paid in full and all Letters of Credit have been terminated or Cash Collateralized, each Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will not, and will not permit any of its Subsidiaries to, directly or indirectly:
     11.1 Priority Debt. Create, incur, assume or suffer to exist any Priority Debt, except:
     (a) Debt under the Loan Documents;
     (b) Priority Debt outstanding on the date hereof and listed on Schedule 11.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred, in connection with such refinancing;
     (c) Debt in respect of capital leases, Synthetic Lease Obligations, purchase money obligations and other obligations, the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto (within the limitations set forth in Section 11.2(d)) or any refinancings, refundings, renewals, amendments or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; and
     (d) other Priority Debt not described above in this Section 11.1, provided that the sum, without duplication, of (i) the aggregate amount of Priority Debt permitted by this subsection (d) and (ii) the aggregate amount of Debt permitted to be secured under Section 11.2(g), shall not at any time exceed $7,500,000.
     11.2 Liens. Create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
     (a) Liens for material taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
     (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations and (iii) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business) for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
     (c) Liens described on Schedule 11.2 and any extensions or renewals of such Liens on the same property in connection with the extension, renewal or refinancing of the Debt secured thereby;
     (d) subject to the limitation set forth in Section 11.1(c), (i) Liens arising in connection with Capital Leases or Synthetic Lease Obligations (and attaching only to the property being leased), and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property and any extensions or renewals of such Liens on the same property in connection with the extension, renewal or refinancing of the Debt secured thereby, provided that (x) any such Lien attaches solely to the property so acquired and (y) the aggregate amount of Debt secured by all such Liens shall not exceed $10,000,000;
     (e) attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings, provided that such Liens do not constitute an Event of Default under Section 13.1.7;

     (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party or Subsidiary; and
     (g) in addition to the Liens permitted by the foregoing clauses of this Section 11.2, Liens securing obligations of the Company and its Subsidiaries, provided that the outstanding principal amount of Debt secured by such Liens does not exceed $7,500,000.
     11.3 Dispositions. Sell, lease, license, transfer, or otherwise dispose of all or any substantial part of the assets of the Company or any of its Subsidiaries (other than an Excluded Disposition); provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company or any of its Subsidiaries if such assets are sold for at least fair market value (as determined by the Board of Directors of the Company acting in good faith) and, at such time and after giving effect thereto, no Default shall have occurred and be continuing and the Company will be in compliance with all financial covenants set forth in Section 11.10 on a pro forma basis.
     As used in this Section 11.3, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the greater of the fair market value (as determined by the Board of Directors of the Company acting in good faith) and book value of such assets, when added to the greater of the fair market value and book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive calendar months immediately preceding such proposed disposition, exceeds $50,000,000; provided that in no event will (a) any Excluded Disposition constitute a sale of a “substantial part” of the assets of the Company and its Subsidiaries or (b) the book value of the assets sold in any Excluded Disposition be counted in determining whether such dollar limitation has been exceeded.
     “Excluded Disposition” means any (i) dispositions of inventory, equipment or real property in the ordinary course of business or not required for the efficient operation of the business of the Company and Subsidiary, (ii) licenses, transfers and other dispositions of intellectual property in the ordinary course of business, provided that, to the extent such licenses, transfers and other dispositions are individually or in the aggregate material, such licenses, transfers, or other dispositions are generally consistent with past practices, (iii) transaction in which the Company is the purchaser, (iv) transaction in which any assets acquired in an acquisition of a Person or of a business are sold, transferred or otherwise disposed of for not less than fair market value to a Person that is not the Company or a Subsidiary within one year of such acquisition, (v) payment or transfer of cash, or (vi) disposal of marketable securities or other financial assets on an arm’s length basis for not less than fair market value in the ordinary course of business.
     11.4 Fundamental Changes; Acquisitions.
     (a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

     (i) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;
     (ii) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Company or to another Subsidiary; and
     (iii) the Company may merge with any other Person, provided the Company is the surviving corporation.
     (b) Enter into or consummate any Acquisition, provided that the Company or its Subsidiaries may enter into or consummate Acquisitions if (i) the transaction has been approved by the proposed seller’s board of directors or by the board of directors of the Person subject to such Acquisition; (ii) the Acquired Entity related to any such Acquisition is not engaged in any material line of business that is not the same as those lines of business conducted by the Company and its Subsidiaries on the date such Acquisition is consummated and businesses reasonably related thereto; (iii) immediately prior and immediately after any Acquisition no Default shall have occurred or be continuing, and the Company and its Subsidiaries will be in compliance with all financial covenants set forth in Section 11.10 on a pro forma basis for, and as of the end of, the most recent Computation Period; and (iv) if such Acquisition and any related Acquisitions involve total consideration (including cash and non-cash consideration and the assumption of debt and other liabilities) of more than $100,000,000, (x) not less than ten Business Days prior to such Acquisition, Lender shall have received an acquisition summary with respect to the Persons and businesses or divisions to be acquired, such summary to include a reasonable description thereof, the most recent operating results and the proposed terms and conditions of the proposed Acquisition, and (y) reasonably prior to such Acquisition, Lender shall have received (I) a calculation of the Company’s pro forma compliance with the financial covenants set forth in Section 11.10 for, and as of the end of, the most recent Computation Period, and (II) if requested by Lender, each material document, instrument and agreement to be executed in connection with such Acquisition and such other information as Lender may request.
     11.5 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, except (a) transactions between or among the Company and any of its Subsidiaries or between and among any Subsidiaries; or (b) on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
     11.6 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock (other than purchases of margin stock issued by the Company and immediately cancelled by the Company upon such purchase) or to refund indebtedness originally incurred for such purpose.

     11.7 Inconsistent Agreements, Etc. Take any action that would cause the occurrence of a Default under this Agreement or enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party or Material Subsidiary of any of its Obligations hereunder or under any other Loan Document, or (b) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party or Material Subsidiary to (i) pay dividends or make other distributions to any Loan Party or Material Subsidiary, or pay any Debt owed to any Loan Party or Material Subsidiary, (ii) make loans or advances to any Loan Party or Material Subsidiary or (iii) transfer any of its assets or properties to any Loan Party or Material Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.
     11.8 Business Activities. Engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.
     11.9 Fiscal Year. Change its Fiscal Year.
     11.10 Financial Covenants.
     11.10.1 Consolidated EBITDA. Permit Consolidated EBITDA for any Computation Period to be less than $40,000,000.
     11.10.2 Consolidated Total Debt to Consolidated EBITDA Ratio. Permit the ratio, calculated on the last day of any Computation Period, of (a) the sum of (i) Consolidated Total Debt, minus (ii) the sum (without duplication) of cash and Cash Equivalent Investments as of the last day of such Computation Period, to (b) Consolidated EBITDA for such Computation Period to exceed 2.50 to 1.0, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
     The obligation of Lender to make the Loans and to issue Letters of Credit is subject to the following conditions precedent:
     12.1 Initial Credit Extension. The obligation of Lender to make the initial Loans and to issue the initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that Lender shall have received all of the documents, instruments, agreements and other items set forth on Exhibit F, in form and substance satisfactory to Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by Lender is called the “Closing Date”).

     12.2 Conditions. The obligation of Lender to make a Credit Extension is subject to the following further conditions precedent that:
     12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension and the use of the proceeds thereof, the following statements shall be true and correct:
     (a) the representations and warranties (i) contained in Section 9 and (ii) of each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, (x) that in either case (i) or (ii) are qualified by materiality shall be true and correct on and as of the date of such Credit Extension, and (y) that are not qualified by materiality, shall be true and correct in all material respects on and as of the date of such Credit Extension; except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 12.2.1, the representations and warranties contained in Section 9.4 shall be deemed to refer to the most recent statements furnished pursuant to Sections 10.1.1 and 10.1.2;
     (b) no Default shall have then occurred and be continuing; and
     (c) in the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Lender would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
     12.2.2 Confirmatory Certificate. If requested by Lender, Lender shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by any Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as Lender may reasonably request in support thereof.
     12.2.3 Designated Borrower. If the applicable Borrower is not the Company, then the conditions of Section 2.5 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of Lender.
     SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.
     13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
     13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Borrower or Subsidiary hereunder or under any other Loan Document.
     13.1.2 Non-Payment of Other Debt. (a) Any default shall occur under the terms applicable to any Debt of any Loan Party or Material Subsidiary in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding US$5,000,000 and such default shall (i) consist of the failure to pay such Debt when due (after the expiration of any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party or Subsidiary to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity (provided that no such occurrence with respect to Debt as to which the only Person liable therefor is a Foreign Subsidiary shall constitute an Event of Default until it has continued for five (5) Business Days), or (b) any default shall occur in the payment of principal at final maturity of any Debt (after the expiration of any applicable grace period) or resulting in acceleration of the Convertible Debt if the aggregate principal amount thereof exceeds US$5,000,000.
     13.1.3 Bankruptcy, Insolvency, etc. Any Loan Party or Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party or Material Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or Material Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or Material Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or Material Subsidiary, and if such case or proceeding is not commenced by such Loan Party or Material Subsidiary it is consented to or acquiesced in by such Loan Party or Material Subsidiary or remains for 60 days undismissed; or any Loan Party or Material Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.
     13.1.4 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5(a), Section 10.5 or Section 11; or (b) failure by any Loan Party or Material Subsidiary to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and the continuance of such failure described in this clause (b) for 30 days.
     13.1.5 Representations; Warranties. Any representation or warranty made by any Loan Party herein or by any Loan Party in any other Loan Document is breached or is incorrect or misleading in any material respect (or, in the case of any such representation or warranty that is qualified as to materiality or Material Adverse Effect or otherwise only as to material matters, incorrect or misleading in any respect) on the date made or deemed made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party or

Material Subsidiary to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
     13.1.6 Plans. (a) Any Person institutes steps to terminate a Plan if as a result of such termination any Controlled Group Member could be required to make a contribution to such Plan, or could incur a liability or obligation to such Plan (but only to the extent that the aggregate of all such liabilities exceeds US$5,000,000); (b) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Controlled Group Member incurs on the date of such withdrawal) for all Multiemployer Plans exceeds US$5,000,000.
     13.1.7 Judgments. Final judgments which exceed an aggregate of US$5,000,000 shall be rendered against any Loan Party or Material Subsidiary and shall not have been paid, discharged or vacated or had execution and enforcement thereof stayed pending appeal within 30 days after entry or filing of such judgments.
     13.1.8 Change of Control. A Change of Control shall occur.
     13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.3 shall occur in respect of the Company, the Commitment shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Lender may declare the Commitment to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitment shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Lender shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Lender (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Lender to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct. If any Event of Default occurs and is continuing, any amounts received by Lender on account of the Obligations shall be applied by Lender to the Obligations in such order as Lender may determine.
     SECTION 14 GENERAL.
     14.1 Waiver; Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall be effective unless the same shall be in writing and executed by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.
     14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex A or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an authorized officer or employee of the Company, and the Company shall hold Lender harmless from any loss, cost or expense resulting from any such reliance.
     14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies Lender that the Company wishes to amend any covenant in Section 11 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Lender notifies the Company that Lender wishes to amend Section 11 (or any related definition) for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Loan Parties and Lender.
     14.5 Cost and Expenses. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of Lender (including Attorney Costs) in connection with the preparation, execution, delivery and administration (including perfection and protection of any collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs and any Taxes (other than Excluded Taxes)) incurred by Lender during the existence of an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Company agrees to pay, and to save Lender harmless from all liability for, any fees of any Loan Party’s, and any of their Subsidiaries’, auditors in connection with any reasonable exercise by Lender of its rights pursuant to Section

10.2. All Obligations provided for in this Section 14.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     14.6 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     14.7 Confidentiality. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by any Loan Party or Subsidiary and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loans and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 14.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender who may provide Bank Products to any Loan Party or Subsidiary; or (h) that ceases to be confidential through no fault of Lender. Notwithstanding the foregoing, each Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     14.8 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     14.9 Nature of Remedies. All Obligations of each Loan Party and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     14.10 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.
     14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall be deemed to be originals.
     14.12 Successors and Assigns. This Agreement shall be binding upon Lender and each Borrower, and their respective successors and assigns, and shall inure to the benefit of Lender and its successors and assigns and each Borrower. No Borrower may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender. In connection with any assignment by Lender of its rights and obligations under this Agreement Lender shall not be released from its obligations hereunder unless the Company shall consent thereto, provided that the consent of the Company shall not be unreasonably withheld or delayed and in any event shall not be required if an Event of Default has occurred and is continuing at the time of such assignment or such assignment is to an Affiliate of Lender or an Approved Fund.
     14.13 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     14.14 Customer Identification — USA Patriot Act Notice. Lender (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Company and its Subsidiaries, which information includes the name and address of the Company and its Subsidiaries and other information that will allow Lender to identify the Company and its Subsidiaries in accordance with the Act.
     14.15 INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENT PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE

LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, OR THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 14.15 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT AND TERMINATION OF THIS AGREEMENT.
     14.16 Nonliability of Lender. The relationship between the Company on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to any Loan Party or Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Company and its Subsidiaries, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to any Loan Party or Subsidiary to review or inform any Loan Party or Subsidiary of any matter in connection with any phase of any Loan Party’s or any of their Subsidiaries’ business or operations. Each Loan Party agrees, on behalf of itself and each of its Subsidiaries, that Lender shall have no liability to any Loan Party or Subsidiary (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party or Subsidiary in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties, any of their Subsidiaries and Lender.

     14.17 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     14.18 WAIVER OF JURY TRIAL. EACH BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     14.19 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Nothing in this Section 14.19 shall be construed as requiring any Loan Party to make any representation or warranty at any time other than the times required elsewhere in this Agreement or in the other Loan Documents. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     14.20 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any of its Affiliates to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. Lender agrees promptly to notify the Company after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.
     14.21 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     14.22 Time of the Essence. Time is of the essence of the Loan Documents.
     14.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in the Judgment Currency, Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Lender in such currency, Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
[remainder of page left blank; signature page follows]

     The parties hereto have caused this Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

SPSS INC.

By:	/s/ Raymond H. Panza

Title:	EVP, Corporate Operations & CFO

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ James Hess

Title:	Senior Vice President

ANNEX A
LENDER’S OFFICE; ADDRESSES FOR NOTICES
SPSS INC. and DESIGNATED BORROWERS
233 S. Wacker Drive
11th Floor
Chicago, IL 60606
Attention: Richard Parenti
Telephone: 312-651-3959
Telecopier: 312 264-3959
U.S. Taxpayer Identification Number(s): 36-2815480
LASALLE BANK NATIONAL ASSOCIATION
Lender’s Office (for payments, Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance):
LaSalle Bank National Association
Mailcode: IL4-135-11-10
135 South LaSalle Street
Chicago, Illinois 60603
Attention: James J. Hess, Senior Vice President
Telephone: (312) 904-8130
Facsimile: (312) 904-6242
LaSalle Bank National Association payment instructions for US Dollars:
LaSalle Bank National Association, Chicago, Illinois
ABA Number: 071000505
Account Number: 1378018
Beneficiary: Commercial Loans Syndications
For Further Credit to: 1378018 7300
Additional Info: Reference SPSS Inc.
LaSalle Bank National Association payment instructions for Australian Dollars:
Bank of America NA, Sydney
Swift: BOFAAUSX
In Favor of Bank of America NA – BOFAUS6S
Acct: 520190661017
Nat’l ID: BSB #232001
Ref: LaSalle Bank N.A.; SPSS Inc.

LaSalle Bank National Association payment instructions Euros:
Bank of America NA, London
Swift: BOFAGB22
In Favor of Bank of America NA – BOFAUS6S
IBAN #: GB61 BOFA 1650 5096 2830 16
Ref: LaSalle Bank N.A.; SPSS Inc.
LaSalle Bank National Association payment instructions Sterling:
Bank of America NA, London
Swift: BOFAGB22
In Favor of Bank of America NA – BOFAUS6S
IBAN #: GB87 BOFA 1650 5090 6610 10
Sort Code: 16-50-50
Ref: LaSalle Bank N.A.; SPSS Inc.
LaSalle Bank National Association payment instructions Yen:
Bank of America, Tokyo
Swift: BOFAJPJX
In Favor of Bank of America NA – BOFAUS6S
Account #: 606490661046
Ref: LaSalle Bank N.A.; SPSS Inc.
Other Notices to Lender:
LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention: James J. Hess, Senior Vice President
Telephone: (312) 904-8130
Facsimile: (312) 904-6242
With a copy to:
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Attention: Scott E. Pickens
Telephone: (312) 258-5515
Facsimile: (312) 258-5700

EXHIBIT A
FORM OF NOTICE OF BORROWING
     To: LaSalle Bank National Association
     Please refer to the Credit Agreement dated as of March      , 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SPSS Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, and LaSalle Bank National Association (the “Lender”). Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
     The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request for, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):
         ☐     A borrowing of Loans                                        ☐     A conversion or continuation of Loans
1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of . [Type of Loan requested]

4.	In the following currency: .

5.	For Eurocurrency Loans: with an Interest Period of months.

6.	On behalf of [insert name of applicable Designated Borrower].
     The undersigned hereby certifies and represents and covenants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on the date hereof and will be satisfied on and as of the date of borrowing set forth above and immediately after giving effect to such Borrowing.
     The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on                     , 20          .

SPSS INC.

By:

Title:

EXHIBIT B
FORM OF NOTICE OF CONVERSION/CONTINUATION
     To: LaSalle Bank National Association
     Please refer to the Credit Agreement dated as of March ___, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SPSS Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association (the “Lender”). Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
     The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:
          [(a) on                                         , 20                      convert US$                     of the aggregate outstanding principal amount of the                      Loan, bearing interest at the                      Rate, into a(n)                      Loan [and, in the case of a Eurocurrency Loan, having an Interest Period of                      month(s)];]
          [(b) on                                         , 20                      continue US$                     of the aggregate outstanding principal amount of the                      Loan, bearing interest at the Eurocurrency Rate, as a Eurocurrency Loan having an Interest Period of                      month(s)].
     The undersigned hereby represents and warrants that (except in connection with a conversion of a Loan to a Base Rate Loan) all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.
     The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on                                         , 20                    .

SPSS INC.

By:

Title:

EXHIBIT C
FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, _____
To: LaSalle Bank National Association
     Ladies and Gentlemen:
     This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.5 of that certain Credit Agreement, dated as of March ___, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SPSS Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto and LaSalle Bank National Association (“Lender”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     Each of                                                              (the “Designated Borrower ”) and the Company hereby confirms, represents and warrants to Lender that the Designated Borrower is a Foreign Subsidiary of the Company.
     The documents required to be delivered to Lender under Section 2.5 of the Credit Agreement will be furnished to Lender in accordance with the requirements of the Credit Agreement.
     The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

     The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
     The parties hereto hereby request that the Designated Borrower be entitled to receive Credit Extensions under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Credit Extensions for its account unless and until the date five Business Days after the effective date designated by Lender in a Designated Borrower Notice delivered to the Company and Lender pursuant to Section 2.5 of the Credit Agreement.
     This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
     THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.
     IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:

Title:

SPSS INC.

By:

Title:

EXHIBIT D
FORM OF DESIGNATED BORROWER NOTICE
Date: ___________, _____
To: SPSS Inc.
Ladies and Gentlemen:
     This Designated Borrower Notice is made and delivered pursuant to Section 2.5 of that certain Credit Agreement, dated as of March      , 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SPSS Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto and LaSalle Bank National Association (“Lender”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     Lender hereby notifies Company that effective as of the date hereof [                                        ] shall be a Designated Borrower and may receive Credit Extensions for its account on the terms and conditions set forth in the Credit Agreement [subject to the following additional terms and conditions [insert, if applicable]].
     This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

LASALLE BANK NATIONAL ASSOCIATION

By:

Title:

EXHIBIT E
FORM OF PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to LaSalle Bank National Association or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made to the Borrower under that certain Credit Agreement, dated as of March ___, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among SPSS Inc., the Designated Borrowers from time to time party thereto, and Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Lender in the currency in which such Loan was denominated and in Same-Day Funds at Lender’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[SPSS INC. OR THE APPLICABLE DESIGNATED BORROWER]

By:

Title:

EXHIBIT F
CONDITIONS TO INITIAL CREDIT EXTENSION
          The obligation of Lender to make the initial Loans and to issue the initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Sections 12.1 and 12.2, subject to the condition precedent that Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Lender), in form and substance satisfactory to Lender:
          1. Credit Agreement. This Agreement executed by each Borrower, together with all Annexes, Schedules and Exhibits thereto.
          2. Note. The initial Note.
          3. Guaranty. The Guaranty executed by the Company in the form of Exhibit I, together with all instruments, transfer powers and other items required to be delivered in connection therewith.
          4. Master Letter of Credit Agreement. The Master Letter of Credit Agreement executed by the Company.
          5. Authorization Documents. For each Loan Party, such Loan Party’s (a) certificate of incorporation, certified by the appropriate Governmental Authority; (b) good standing certificates in its state of incorporation and in the State of Illinois; (c) by-laws; (d) resolutions of its board of directors approving and authorizing such Loan Party’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
          6. Opinion of Counsel. An opinion of Mayer Brown LLP, counsel for the Company.
          7. Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by Lender through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Lender).
          8. Closing Certificate. A certificate executed by an officer of each Loan Party on behalf of such Loan Party certifying the matters set forth in Section 12.2.1 as of the Closing Date.

          9. Lien Searches. The results of Uniform Commercial Code lien searches, federal and state tax lien searches and judicial lien searches, in each case satisfactory to Lender.
          10. Other. Such other documents as Lender may reasonably request.

EXHIBIT G
ADDITIONAL COST FORMULAE
1.	The Additional Cost (to the extent applicable) is an addition to the interest rate to compensate Lender for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank or any other applicable Governmental Authority.
2.	On the first day of each Interest Period (or as soon as is reasonably possible thereafter) Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Additional Cost will be calculated by Lender and will be expressed as a percentage rate per annum. Lender will, at the request of the Company deliver to the Company, a statement setting forth the calculation of any Additional Cost.

3.	The Additional Cost Rate for lending from a Eurocurrency Office in a Participating Member State will be the percentage determined by Lender in its reasonable discretion based on its cost of complying with the minimum reserve requirements of the European Central Bank or any other applicable Governmental Authority in respect of Loans made from that Eurocurrency Office; provided that the Additional Cost Rate for lending from a Eurocurrency Office in the United Kingdom will be calculated by Lender as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 — (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum

300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Eurocurrency Margin, the Additional Cost and, in the case of interest (other than on overdue amounts) charged at the default rate, without counting any increase in interest rate effected by the charging of the default rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to Lender on interest bearing Special Deposits.

“E”	is designed to compensate Lender for amounts payable under the Fees Rules and is calculated by Lender as being the most recent rate of charge payable by Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by Lender as being the average of the Fee Tariffs applicable to Lender for that financial year) pursuant to paragraph 8 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Exhibit:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other Law as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Lender shall have no liability to any Person if such determination results in an Additional Cost Rate which overcompensates Lender.

8.	If requested by the Company, if Lender has a Lending Office in the United Kingdom or a Participating Member State, Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Company the rate of charge payable by Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by Lender as being the average of the Fee Tariffs applicable to Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of Lender.

9.	Any determination by Lender pursuant to this Exhibit in relation to a formula, the Additional Cost, an Additional Cost Rate or any other amount payable shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

10.	Lender may from time to time determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank or any other applicable Governmental Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
(For the Fiscal [Quarter][Year] ended:                                         (the “Statement Date”))
To: LaSalle Bank National Association
     Reference is made to that certain Credit Agreement, dated as of March ___, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among SPSS Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto and LaSalle Bank National Association (“Lender”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Compliance Certificate (including Schedule 2 hereto) and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
     The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the                                                                                  of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Lender on the behalf of the Company, and that:
[Use the following paragraph 1 for Fiscal Year financial statements]
     1. [select one:] [Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 10.1.1 of the Agreement for the Fiscal Year ended as of the Statement Date (together with the report and opinion of an independent certified public accountant required by such section).] [The Company has satisfied its obligations under Section 10.1.1 by filing with the SEC an annual report on Form 10-K.]
[Use the following paragraph 1 for Fiscal Quarter financial statements]
     1. [select one:] [Attached hereto as Schedule 1 are the unaudited financial statements required by Section 10.1.2 of the Agreement for the Fiscal Quarter ended as of the Statement Date.] [The Company has satisfied its obligations under Section 10.1.2 by filing with the SEC a quarterly report on Form 10-Q.]
     2. The attached financial statements fairly present in all material respects the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the Statement Date and for the periods then ending in accordance with GAAP (subject, in the case of unaudited financial statements provided pursuant to Section 10.1.2 of the Agreement, to normal year-end audit adjustments and the absence of footnotes).
     3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.
     4. A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining

1

whether during such fiscal period Borrowers performed and observed all of their obligations under the Loan Documents, and [select one:] [to the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.][—or—][the following is a list of each Default that has occurred and is continuing and its nature and status:    .]
     5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                         ,                     .

SPSS INC.

By:

Name:

Title:

2

For the Fiscal [Quarter][Year] ended:                                                              (the “Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 11.10.1 - Minimum Consolidated EBITDA for the Computation Period ending on the Statement Date

A. Consolidated Net Income
1. Net income (or loss)		$

2. Gains from Dispositions and discontinued operations		$

3. Consolidated Net Income (I.A.1 minus by I.A.2)		$

B. Consolidated EBITDA
1. Consolidated Net Income (I.A.3)	$

2. Plus: consolidated subtractions (to the extent deducted in determining I.B.1 (without duplication)):
(a) interest expense	$

(b) income tax expense	$

(c) depreciation and amortization	$

(d) certain extraordinary losses	$

(e) certain non-cash charges	$

3. Total subtractions (I.B.2(a)+(b) +(c) +(d) +(e))		$

4. Minus: certain extraordinary gains		$

5. Consolidated EBITDA ((1) plus (3) minus (4))		$

Minimum required:		$40,000,000

II. Section 11.10.2 - Maximum Consolidated Total Debt to Consolidated EBITDA Ratio

A. Consolidated Total Debt at the Statement Date:		$

B. Cash and Cash Equivalent Investments as of the last day of the Computation Period ending on the Statement Date:		$

C. II.A minus II.B:		$

D. Consolidated EBITDA for Computation Period ending on the Statement Date (see I.B(5) above):		$

E. Consolidated Total Debt to Consolidated EBITDA Ratio (II.C divided by II.D):		to 1.00

Maximum permitted:		2.50 to 1.00

3

EXHIBIT I
FORM OF GUARANTY
          THIS GUARANTY AGREEMENT (this “Guaranty”) dated as of March ___, 2008 from SPSS INC., a Delaware corporation (herein referred to as “Guarantor”), in favor of LASALLE BANK NATIONAL ASSOCIATION (“Lender”).
Recitals:
     A. Reference is hereby made to the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of March ___, 2008 originally between SPSS Inc., a Delaware corporation (in such capacity, the “Company”), and Lender. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.
     B. Pursuant to Section 2.5 of the Credit Agreement, from time to time after the date hereof one or more Subsidiaries of the Company may become a party to the Credit Agreement as a “Borrower”, and each such Subsidiary shall thereupon also become a “Designated Borrower”.
     C. Lender has agreed to make Loans to Borrowers (including the Designated Borrowers) subject to execution and delivery of this Guaranty and in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Guarantor acknowledges that it has derived and will derive substantial benefit from the making of the Loans to, and the issuance of the Letters of Credit for the account of the Designated Borrowers under the Credit Agreement.
     NOW THEREFORE, in consideration of the foregoing, to induce Lender to make Credit Extensions under the Credit Agreement, and in consideration of any such Credit Extension made by Lender, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Guarantor hereby enters into this Guaranty and agrees with Lender as follows:
     SECTION 1. Guarantee. Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with any other guarantors of any of the Obligations and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations of the Designated Borrowers (the “Guaranteed Obligations”). Guarantor waives notice of and hereby consents to any agreements or arrangements whatsoever by Lender with any other Person pertaining to the Guaranteed Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Guaranteed Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and the same shall in no way impair Guarantor’s liability hereunder. The obligations hereunder are independent of the obligations of the other Borrowers, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against another Borrower or whether any other Borrower joined in any such action or actions.

     SECTION 2. Waivers. To the fullest extent permitted by applicable law, Guarantor waives presentment to, demand of payment from and protest to Borrowers or any other Person of any of the Guaranteed Obligations, demands for performance, and notices of nonperformance, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities. To the fullest extent permitted by applicable law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of Lender to assert any claim or demand or to enforce or exercise any right or remedy against any one or more of Borrowers or any other guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guaranty, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument; (d) the release of (or the failure to perfect a security interest in) any security held by or on behalf of Lender; or (e) the failure or delay of Lender to exercise any right or remedy against any one or more of Borrowers or any other guarantor of the Obligations.
     SECTION 3. Guarantee of Payment. Guarantor further agrees that its guarantee under this Guaranty constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Lender in favor of any or more of Borrowers or any other Person.
     SECTION 4. No Discharge or Diminishment of Guaranty. The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement or any other Loan Document or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of Guarantor or that would otherwise operate as a discharge of Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations) or which would impair or eliminate any right of Guarantor to subrogation.
     SECTION 5. Defenses Waived. To the fullest extent permitted by applicable law, Guarantor waives any defense based on or arising out of the unenforceability of the Guaranteed Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than payment in full in cash of the Guaranteed Obligations) of any Borrower or any other Person. Lender may, at its election, foreclose on any security by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any one or more of Designated Borrowers or any other guarantor or exercise any other right or remedy available to it against any one or more of Borrowers or any other guarantor, without affecting or impairing in any way the liability of Guarantor hereunder. Pursuant to applicable law, Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against the other Borrowers or any other guarantor or any security.
     SECTION 6. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that Lender has at law or in equity against Guarantor by virtue hereof, upon the failure of the Designated Borrowers to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Guarantor hereby promises to and will forthwith upon demand pay, or cause to be paid, to Lender as designated thereby in cash an amount equal to the unpaid principal amount of such Guaranteed Obligations then due, together with accrued and unpaid interest and fees on such Guaranteed Obligations. Upon payment by Guarantor of any sums to Lender as provided above, all rights of Guarantor against the other Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of the Designated Borrowers or any Subsidiary now or hereafter held by Guarantor is hereby subordinated in right of payment to the prior payment in full of the Guaranteed Obligations. If any amount shall be paid to Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness at any time when any Guaranteed Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of Lender, and shall forthwith be paid to Lender to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
     SECTION 7. Information. Guarantor assumes all responsibility for being and keeping itself informed of Designated Borrowers’ financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder and agrees that Lender shall not have any duty to advise Guarantor of information known to it regarding such circumstances or risks.
     SECTION 8. Termination. Guarantor’s obligations under this Guaranty (a) shall terminate only when all of the following shall have occurred: (i) (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, (y) each payment required to be made under the Credit Agreement in respect of any Letter of Credit, and (z) all other Obligations then due and owing, have in each case been paid and performed in full; (ii) Lender has no further commitment to lend, or issue Letters of Credit, under the Credit Agreement; and (iii) no Letters of Credit are outstanding and all other obligations in connection with Letters of Credit have been reduced to zero (or all obligations in connection with Letters of Credit have been Cash Collateralized to Lender’s reasonable satisfaction in accordance with the Credit Agreement and the other Loan Documents), and (b) shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Guaranteed Obligation is rescinded or must otherwise be restored by Lender upon the bankruptcy or reorganization of any one or more of Borrowers, or Guarantor, or otherwise. Guarantor absolutely, unconditionally, knowingly, and expressly waives any right to revoke Guarantor’s guaranty obligations hereunder as to future Guaranteed Obligations. Guarantor fully realizes and understands that, upon execution of this Guaranty, Guarantor will not have any right to revoke this Guaranty as to any future indebtedness and, thus, may have no control over Guarantor’s ultimate responsibility for the Guaranteed Obligations. If, contrary to the express intent of this Guaranty, any such revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that: (a) no such revocation shall be effective until written notice thereof has been received by Lender; (b) no such revocation shall apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof); (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender which is, or is believed in good faith by Lender to be, in existence on the date of such revocation; (d) no payment by any other source shall reduce the obligations of Guarantor hereunder; (e) an Event of Default shall be deemed to occur; and (f) any payment by any Borrower or from any source other than Guarantor, subsequent to the date of such revocation, shall first be applied to that portion of the Guaranteed Obligations, if any, as to which the revocation by Guarantor is effective (and which are not, therefore, guarantied by Guarantor hereunder), and, to the extent so applied, shall not reduce the Obligations of Guarantor hereunder.
     SECTION 9. Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided that Guarantor shall not have the right to assign or delegate its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Guaranty shall bind Guarantor and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. This Guaranty shall become effective as to Guarantor when a counterpart hereof executed on behalf of Guarantor shall have been delivered to Lender.
     SECTION 10. Waivers; Amendment. (a) No failure or delay of Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between Guarantor and Lender.

     SECTION 11. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.
     SECTION 12. Notices. All communications and notices hereunder shall be in writing and given in the manner and to the addresses as provided in Section 14.3 of the Credit Agreement from time to time, including all address for such communications and notices.
     SECTION 13 Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty or any other Loan Document shall be considered to have been relied upon by Lender and shall survive the making of Loans and the issuance of Letters of Credit regardless of any investigation made by Lender or on its behalf, and shall continue in full force and effect until the Guarantor’s obligations hereunder are terminated as set forth in Section 8.
          (b) In the event any one or more of the provisions contained in this Guaranty or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          (c) Guarantor’s obligations under this Guaranty are in addition to, and not in limitation of, its obligations as a Borrower and the Company in the Credit Agreement and the other Loan Documents.
     SECTION 14. Counterparts. This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9. Delivery of an executed signature page to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty. Electronic records of this Guaranty maintained by Lender shall be deemed to be originals.
     SECTION 15. Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Guaranty.
     SECTION 16. Jurisdiction; Consent to Service of Process. (a) Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any court of the State of Illinois or Federal court of the United States of America sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court of the State of Illinois or, to the extent permitted by law, in such

Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Guaranty or the other Loan Documents against Guarantor or its properties in the courts of any jurisdiction.
          (b) Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or the other Loan Documents in any court of the State of Illinois or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Guaranty irrevocably consents to service of process in the manner provided for the giving of notices in Section 12. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.
     SECTION 17. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.
     SECTION 18. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any of its Affiliates to or for the credit or the account of Guarantor or any other Loan Party against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, or any other Obligations, irrespective of whether or not Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of Guarantor or any Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.
     SECTION 19. Taxes. Any and all payments by Guarantor to Lender under this Guaranty shall be made free and clear of, and without deduction for, any Indemnified Taxes. In addition,

Guarantor shall pay all Other Taxes. If Guarantor shall be required by law to deduct any Indemnified Taxes, from or in respect of any sum payable hereunder to Lender, then: (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives and retains an amount equal to the sum it would have received and retained had no such deductions been made; (ii) Guarantor shall make such deductions; (iii) Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law; and (iv) Guarantor shall also pay to Lender for the account of Lender, at the time interest is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed. Guarantor agrees to indemnify and hold harmless Lender for the full amount of (i) Indemnified Taxes and Other Taxes, and (ii) any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within five days after the date Lender makes written demand therefor. Within five days after the date of any payment by Guarantor of Indemnified Taxes or Other Taxes, Guarantor shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Lender. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Guarantor pursuant to this Section or with respect to which Guarantor has paid additional amounts pursuant to this Section, it shall pay to Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Guarantor under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Guarantor, upon the request of Lender, agrees to repay the amount paid over to Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Guarantor or any other Person.
     SECTION 20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Guaranty or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Guarantor in respect of any such sum due from it to Lender under this Guaranty or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by Lender of any sum adjudged to be so due in the Judgment Currency, Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Lender from any Borrower in the Agreement Currency, Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss. If the amount of the Agreement Currency so purchased pursuant to this Section is greater than the sum originally due to Lender in such currency, Lender agrees to return the amount of any excess to Guarantor (or to any other Person who may be entitled thereto under applicable law).
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty Agreement as of the day and year first above written.

SPSS INC.

By:

Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:
Title: